Exhibit 99.1

GAP INC. REPORTS MAY SALES DOWN 3 PERCENT;

COMPARABLE STORE SALES DOWN 8 PERCENT

SAN FRANCISCO — June 2, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $1.17 billion for the four-week period ended May 28, 2005, which represents a 3 percent decrease compared with net sales of $1.21 billion for the same period ended May 29, 2004. The company’s comparable store sales for May 2005 decreased 8 percent compared with a 6 percent increase in May 2004.

Comparable store sales by division for May 2005 were as follows:

•	Gap North America: negative 9 percent versus positive 10 percent last year

•	Banana Republic North America: negative 7 percent versus positive 8 percent last year

•	Old Navy North America: negative 8 percent versus positive 4 percent last year

•	International: negative 2 percent versus negative 3 percent last year

“Overall, total company sales were disappointing in May and merchandise margins were meaningfully below last year,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “As we continue to move through summer product, we expect to experience significant pressure on merchandise margins until we transition to fall product in late July and August.”

Year-to-date net sales of $4.8 billion for the 17 weeks ended May 28, 2005, decreased 2 percent compared with net sales of $4.9 billion for the same period ended May 29, 2004. The company’s year-to-date comparable store sales decreased 5 percent compared with a 7 percent increase in the prior year.

The company reiterated that it expects earnings per share of $1.44 to $1.48 for the full year 2005, with the vast majority of the expected growth coming from previously-discussed non-operating levers such as reduced interest expense and reduced share count.

As of May 28, 2005, Gap Inc. operated 3,019 store locations compared with 3,011 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitations, statements regarding: (i) merchandise margins for the second quarter of 2005; (ii) year over year change in inventory per square foot at the end of the second quarter of 2005; (iii) earnings per share for 2005; and (iv) contribution of non-operating levers to earnings per share growth for 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the Company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the Company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the Company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the Company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the Company’s supply chain or operations; and the risk that the Company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended April 30, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statement are based on information as of June 2, 2005, and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Debbie Eliades
415-427-2161	415-427-4585